Exhibit 3.1

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

ARTICLES SUPPLEMENTARY

Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified 500,000 shares of authorized but unissued preferred stock, $0.01 par value per share, of the Corporation as additional shares (the “Additional Shares”) of Series B Redeemable Preferred Stock (the “Series B Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Charter.

SECOND: The Additional Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Shares set forth herein, the total number of shares of Series B Preferred Stock that the Corporation has authority to issue is 725,000.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board, Chief Executive Officer and President and attested to by its Chief Operating Officer, Secretary and General Counsel on this 14th day of November, 2017.

ATTEST:		BLUEROCK RESIDENTIAL GROWTH REIT, INC.

By:	/s/ Michael L. Konig	By:	/s/ R. Ramin Kamfar (SEAL)
Name:	Michael L. Konig	Name:	R. Ramin Kamfar
Title:	Chief Operating Officer, Secretary	Title:	Chairman of the Board, Chief Executive
	and General Counsel		Officer and President